                                                                    EXHIBIT 4.2





                         AGREEMENT AND PLAN OF EXCHANGE

                                  BY AND AMONG

                 BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC.

                            BIT GROUP SERVICES, INC.

                                      AND

                               THE HOLDERS OF THE
                           OUTSTANDING CAPITAL STOCK
                                       OF
                            BIT GROUP SERVICES, INC.

                               DECEMBER 15, 1997

                              TABLE OF CONTENTS

                                                                                                                      Page
1.  AGREEMENT FOR EXCHANGE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1     Exchange of Shares and Other Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Aggregate Consideration from BrightStar  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3     Payment of Exchange Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4     Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.5     Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         1.6     Assignment and Assumption  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 1.6.1    Assumption of obligations pursuant to MGCO Warrant.   . . . . . . . . . . . . . . . . . . . . 4
                 1.6.2    Assumption of obligations pursuant to BGCA Option . . . . . . . . . . . . . . . . . . . . . . 4
         1.7     Cancellation of BrightStar Stock Held by the Company . . . . . . . . . . . . . . . . . . . . . . . . . 4

2.  THE RESTRICTED STOCK EXCHANGE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.1     Exchange for Restricted Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

3.  SHARE REPURCHASE AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.1     Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

4.  THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         4.1     Delivery of Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         4.2     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 4.2.1    Closing of the Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 4.2.2    Closing of the Restricted Stock Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 4.2.3    Assignments of Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 4.2.4    Payment In Full Satisfaction of All Rights  . . . . . . . . . . . . . . . . . . . . . . . . . 6

5.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         5.1     Stock Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         5.2     Shareholder Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         5.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.4     Organization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.5     Capitalization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.6     Company Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         5.7     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

6.  REPRESENTATIONS AND WARRANTIES OF BRIGHTSTAR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         6.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         6.2     Capitalization of BrightStar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         6.3     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         6.4     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

7.  CERTAIN COVENANTS AND AGREEMENTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         7.1     Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         7.2     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         7.3     Filings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         7.4     Agreements of Shareholders to be Effective Upon Closing  . . . . . . . . . . . . . . . . . . . . . . . 9

8.  CONDITIONS PRECEDENT; CLOSING DELIVERIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         8.1     Conditions Precedent to the Obligations of BrightStar  . . . . . . . . . . . . . . . . . . . . . . . . 9
                 8.1.1    Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 8.1.2    Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         8.2     Conditions Precedent to the Obligations of the Shareholders and the Company  . . . . . . . . . . . . . 9
                 8.2.1    Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 8.2.2    Closing Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         8.3     Deliveries by the Shareholders at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 8.3.1    Documents, Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         8.4     Conditions Precedent to the IPO Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 8.4.1    IPO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         8.5     Delivery of the Closing Exchange Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

9.  SURVIVAL, INDEMNIFICATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         9.1     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         9.2     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 9.2.1    BrightStar Indemnified Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 9.2.2    Minimum Losses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 9.2.3    BrightStar Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         9.3     Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         9.4     Procedures for Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 9.4.1    Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 9.4.2    Legal Defense.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 9.4.3    Settlement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 9.4.4    Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         9.5     Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

10.  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         10.1    Grounds for Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 10.1.1   Prior to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 10.1.2   After the Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         10.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

11.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         11.1    Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         11.2    Further Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         11.3    Assignability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         11.4    Exhibits and Schedules.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         11.5    Sections and Articles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         11.6    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

         11.7    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         11.8    CONTROLLING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         11.9    Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         11.10   No Third Party Beneficiaries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         11.11   Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         11.12   No Employee Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         11.13   Non-Recourse . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         11.14   When Effective . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         11.15   Takeover Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         11.16   Number and Gender of Words . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         11.17   Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         11.18   Multiple Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         11.19   No Rule of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         11.20   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17




Schedule 1.2              Common Stock Owned by the Shareholders

Exhibit 3.1               Stock Repurchase Agreement
Exhibit 4.1               Letter of Transmittal from Shareholders
Exhibit 4.2               Escrow Agreement

                         AGREEMENT AND PLAN OF EXCHANGE

         This AGREEMENT AND PLAN OF EXCHANGE (this "Agreement") made effective as of December 15, 1997, by and among BRIGHTSTAR INFORMATION TECHNOLOGY GROUP, INC., a Delaware corporation (the "BrightStar"), BIT GROUP SERVICES, INC., a Delaware corporation (the "Company"), BIT INVESTORS, LLC, a Texas limited liability company ("BITI"), and the undersigned holders ("Managers") of outstanding capital stock of the Company (collectively, BITI and the Managers are the "Shareholders");

         WHEREAS, the Shareholders are owners of all of the issued and outstanding capital stock of the Company; and

         WHEREAS, BrightStar and the Shareholders desire to provide for the transfer (the "Exchange") by the Shareholders to BrightStar of all the outstanding shares of capital stock of the Company in exchange for common stock of BrightStar; and

         WHEREAS, the Exchange is one of several related transactions involving the assignment of property to BrightStar in exchange for common stock and cash of BrightStar as part of an overall plan that includes an initial public offering of BrightStar common stock, par value $.001 per share ("BrightStar Common Stock"); and for federal income tax purposes, it is intended that this Exchange and the other related exchange transactions with BrightStar shall qualify as exchanges under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the board of directors of the Company has adopted and approved the respective Agreements and Plan of Exchange (collectively, the "Acquisition Agreements") with each of Brian R. Blackmarr and Associates, Inc., a Texas corporation ("Blackmarr"), Integrated Controls, Inc., a Louisiana corporation ("ICON"), Mindworks Professional Education Group, Inc., an Arizona corporation ("Mindworks"), Software Consulting Services America, LLC., a California limited liability company ("SCS America"), Software Consulting Services Pty. Ltd., a company chartered under the laws of Victoria, Australia, in its capacity as trustee of the SCS Unit Trust ("SCS Australia"), Software Innovators, Inc., an Arkansas corporation ("SII"), and Zelo Group, Inc., a California corporation ("Zelo") (collectively, Blackmarr, ICON, Mindworks, SCS America, SCS Australia, SII and Zelo are the "Acquired Companies"); and

         WHEREAS, The Company owns 100 shares of BrightStar Common Stock, being all of the issued and outstanding shares of BrightStar Common Stock as of the date hereof, and as a result of the transactions contemplated herein, the Company will become a wholly owned subsidiary of BrightStar;

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

                           1.  AGREEMENT FOR EXCHANGE

         1.1 Exchange of Shares and Other Consideration. The Shareholders agree to assign, transfer and deliver to BrightStar all right, title and interest in and to all of the outstanding shares of common stock of the Company ("Company Common Stock") in exchange for the Exchange Consideration (as defined below) which BrightStar hereby agrees to pay, assign, transfer and deliver to the Shareholders in accordance with this Agreement.

         1.2 Aggregate Consideration from BrightStar. The aggregate consideration to be delivered by BrightStar in connection with the Exchange shall be the number of validly issued, fully paid and non-assessable shares of BrightStar Common set forth opposite each Shareholder's name below (the "Exchange Consideration"):

                                                                            Exchange Consideration
                                       Number of Shares of                      in Shares of
         Shareholder                  Company Common Stock                  BrightStar Common Stock
         -----------                 ---------------------                  -----------------------
BITI                                         100,000                         BITI Exchange Amount (1)

George M. Siegel                               5,190                                 42,900(2)
Marshall G. Webb                               8,469                                 70,000(2)
Thomas A. Hudgins                              7,259                                 60,000(2)
Daniel M. Cofall                               7,259                                 60,000(2)
Mark D. Diggs                                  2,420                                 20,000(2)
Michael A. Sooley                              7,259                                 60,000(2)
Tarrant Hancock                                4,102                                 33,900(2)
                                             -------                                 ------

         TOTAL                                41,958                                 346,800(2)(3)

______________________
(1) The "BITI Exchange Amount" is that number of shares of BrightStar Common Stock as shall equal 3,588,735 minus the sum of (a) 346,800 and (b) the Business Acquisition Shares (as defined below).

(2) Subject to reduction (but not increase), on a pro rata basis with all other Shareholders (other than BITI), in proportion to the total number of shares of Company Common Stock held by such Shareholders, only in the event that the BITI Exchange Amount is equal to zero, such that the total number of shares of BrightStar Common Stock issuable as Exchange Consideration to those Shareholders will equal 3,588,735 minus the Business Acquisition Shares .

(3) Represents total shares to be received in the Exchange excluding the BITI Exchange Amount.


         1.3 Payment of Exchange Consideration. All of the Exchange Consideration shall be paid and delivered by BrightStar to the Escrow Agent (defined below) for release to the Shareholders on the IPO Closing Date.

         1.4 Fractional Shares. No fractional shares of BrightStar Common Stock will be issued pursuant to this Agreement, and if any Shareholder would otherwise be entitled to receive a fractional share of BrightStar Common Stock but for this provision, that Shareholder will be entitled to receive a cash payment for and in lieu thereof in the amount (rounded upward to the nearest whole cent) equal to that Shareholder's fractional interest in a share of BrightStar Common Stock multiplied by the IPO Price.

         1.5 Certain Definitions. The following terms shall have the meaning ascribed below for purposes of this Agreement:

                 (i) "Business Acquisition Shares" means the total number of shares of BrightStar Common Stock issuable to the owners of the Acquired Companies in connection with the Acquisition Agreements, assuming that all shares issuable upon satisfaction of the condition set forth in Subsection 1.5(b) of the SCS Australia Acquisition Agreement will be issued, and excluding (i) all shares issuable to key employees of SCS Australia pursuant to Section 6.6 of the SCS Australia Acquisition Agreement, and (ii) all shares issuable with respect to the 1998 financial performance of SII to former shareholders of SII, as set forth in Section 1.2.2 of the SII Acquisition Agreement; and

                 (ii) "IPO" means BrightStar's first underwritten public offering of BrightStar Common Stock (other than any offering pursuant to any registration statement (a) relating to any capital stock of BrightStar or options, warrants or other rights to acquire any such capital stock issued or to be issued primarily to directors, officers or employees of BrightStar or any of its subsidiaries, (b) relating to any employee benefit plan or interest therein, (c) relating principally to any preferred stock or debt securities of BrightStar, or (d) filed pursuant to Rule 145 under the Securities Act of 1933, as amended ("Securities Act"), or any successor or similar provision).

                 (iii) "IPO Closing Date" means the date that BrightStar receives funds in consideration for the sale of its securities in the IPO.

                 (iv) "IPO Price" means the initial price per share to the public for shares of BrightStar Common Stock in the IPO.

         1.6 Assignment and Assumption. The Company does hereby assign to BrightStar all of the Company's rights in, to and under all contracts and agreements of the Company (subject, in each case where applicable to any necessary consents of the other parties to those contracts and agreements). BrightStar does hereby assume and agree to pay, perform or discharge any and all liabilities or obligations of the Company, whether accrued, absolute, contingent or otherwise, under all contracts and agreements of the Company (subject, in each case where applicable to any necessary consents of the other parties to those contracts and agreements) including, without limitation: (i) all of the Company's liabilities and obligations under the various letters of intent that the Company has entered into during 1997 for purposes of acquiring either the ownership of or certain assets of various target companies; (ii) all of the Company's liabilities and obligations under that certain Loan Agreement and related Promissory Note dated as of October 16, 1997 with BITI as lender, together with all advances thereunder, and all extensions and renewals thereof;
(iii) all of the Company's
obligations arising under or in connection with that certain engagement letter, dated as of August 14, 1997, between the Company and McFarland, Grossman & Company, Inc. ("MGCO"), whereby MGCO has agreed to provide certain financial advisory services to the Company ("MGCO Engagement"); (iv) all of the Company's obligations arising under or in connection with that certain consulting agreement, dated as of September 26, 1997, between the Company and Brewer-Gruenert Capital Advisors, LLC ("BGCA"), whereby BGCA has agreed to provide certain consulting services to the Company. The Company expressly does not assign to BrightStar, and BrightStar expressly does not assume from the Company, any liabilities or obligations except as specifically set forth in this Section 1.6.

                 1.6.1 Assumption of obligations pursuant to MGCO Warrant. Pursuant to the terms of the MGCO Engagement, BrightStar shall assume, effective as of the IPO Closing Date, all of the Company's obligations under the terms of the warrant issued to MGCO pursuant to the MGCO Engagement (the "MGCO Warrant"), including the obligation to issue shares of common stock upon the exercise of such warrant, provided that all references contained in the MGCO Warrant with respect to the Company Common Stock shall be deemed to be references to BrightStar Common Stock.

                 1.6.2 Assumption of obligations pursuant to BGCA Option. Pursuant to terms of the BGCA Engagement, BrightStar shall assume, effective as of the IPO Closing Date, all of the Company's obligations under terms of the option issued to BGCA pursuant to the BGCA Engagement (the "BGCA Option"), including the obligation to issue shares of common stock upon the exercise of such option, provided that all references contained in the BGCA Warrant with respect to the Company Common Stock shall be deemed to be references to BrightStar Common Stock.

         1.7 Cancellation of BrightStar Stock Held by the Company. All shares of BrightStar Common Stock that are owned by the Company shall be canceled and retired and shall cease to exist and no stock of BrightStar or other consideration shall be delivered in exchange therefor.

                       2.  THE RESTRICTED STOCK EXCHANGE

         2.1 Exchange for Restricted Common Stock. Each of the Managers hereby agrees to exchange (the "Restricted Stock Exchange") any and all shares of BrightStar Common Stock included in the Exchange Consideration received by them pursuant to Section 1.2 above (the "Exchangeable Shares") for shares of restricted common stock, par value $.001 per share of BrightStar ("Restricted Common Stock") as shall be required to ensure that the aggregate voting power of all BrightStar Common Stock received by all shareholders of Blackmarr will exceed the aggregate voting power of all BrightStar capital stock held by the Managers and Michael B. Miller, in the aggregate (collectively, the Managers and such persons are the "Founders"), immediately following the acquisition of Blackmarr pursuant to the Blackmarr Acquisition Agreement (the "Blackmarr Acquisition"). For purposes of the Restricted Stock Exchange, only the shares of BrightStar Common Stock received by the Managers pursuant to the exchange described in Section 1.2 above, and all additional shares received in connection with stock splits, share dividends or distributions with respect thereto, shall be deemed to be Exchangeable Shares. The Restricted Stock Exchange shall be consummated only in the event that the Company successfully closes the IPO within one year following the date of this Agreement, and only to the extent that the aggregate voting power of all BrightStar capital stock held by the Founders would exceed the aggregate voting power of all BrightStar Common Stock received by shareholders of Blackmarr in the Blackmarr Acquisition (without giving effect to the Restricted Stock Exchange). In such event, the Restricted Stock Exchange shall occur with respect to Exchangeable Shares held by each Manager, pro rata, in proportion to the total number of Exchangeable Shares held by all Managers in the aggregate, and shall be consummated immediately following the Blackmarr Acquisition. BrightStar agrees to issue and deliver Restricted Common Stock to the Managers in exchange for shares of BrightStar Common Stock pursuant to terms of the Restricted Stock Exchange described above.

                        3.  SHARE REPURCHASE AGREEMENTS

         3.1     Delivery of Stock Repurchase Agreements.   Each of Marshall G.
Webb, Thomas A. Hudgins, Daniel M. Cofall and Michael A. Sooley (the "Participating Managers") hereby agree to execute and deliver a stock repurchase agreement on the Closing Date in the form attached hereto as Exhibit
3.1 (the "Stock Repurchase Agreements") granting to BrightStar the option to repurchase the shares of BrightStar Common Stock included in the Exchange Consideration received by each of the Participating Managers pursuant to
Section 1.2 above, and shares of Restricted Common Stock, if any, received by the Participating Managers pursuant to the Restricted Stock Exchange, under certain terms and conditions provided in the Share Repurchase Agreements.

                                4.  THE CLOSING

         4.1 Delivery of Company Common Stock. Prior to the Closing (as defined below), BrightStar will deliver to each Shareholder a letter of transmittal, in substantially the form attached hereto as Exhibit 4.1, to be used by the Shareholders for surrendering to BrightStar certificates representing all the Company Common Stock in exchange for the right to receive the Exchange Consideration. On the Closing Date, certificates for all of the Company Common Stock held by the Shareholders will be delivered by the Shareholders to the Escrow Agent in accordance with the Escrow Agreement for the benefit of BrightStar together with properly completed and executed letters of transmittal.

         4.2 Closing. A closing into Escrow (the "Closing") will take place at the offices of Chamberlain, Hrdlicka, White, Williams & Martin in Houston, Texas at the time and on the day that BrightStar and its underwriters agree on the IPO Price for shares of BrightStar Common Stock offered in BrightStar's IPO (the "Pricing Date") as set forth in an executed underwriting agreement, but in no event later than December 31, 1998 (the "Closing Date"); provided that each of the conditions precedent to the obligations of the parties to effect the Closing pursuant to Article 8 of this Agreement are then satisfied or waived by the applicable party. At the Closing, the parties will deliver or cause to be delivered into escrow with the escrow agent ("Escrow Agent") under the Escrow Agreement set forth in Exhibit 4.2 hereto, the documents described in Sections 4.2.1 and 4.2.2 below. On the IPO Closing Date, such documents shall be delivered out of escrow to the parties designated to receive such documents under this Agreement in accordance with the Escrow Agreement and Article 8 of this Agreement.

                 4.2.1 Closing of the Exchange. On the Closing Date, (i) BITI and the Managers, respectively, will deliver certificates evidencing all outstanding shares of Company Common Stock to the Escrow Agent in accordance with the Escrow Agreement for the benefit of BrightStar together with properly completed and executed letters of transmittal, (ii) BrightStar will issue and deliver to the Escrow Agent certificates in the name of BITI and the Managers, respectively, representing the number of shares of BrightStar Common Stock to be received by the Shareholders in the Exchange according to the provisions in Section 1.2 above,
(iii) BrightStar and each of the Participating Managers will execute and deliver a Stock Repurchase Agreement to the Escrow Agent; (iv) BrightStar and the Company will execute and deliver to the Escrow Agent any further documents or instruments necessary or desirable to consummate the assignment of rights and assumption of obligations of the Company described in Section 1.6 above,
(v) BITI will execute and deliver to the Escrow Agent a letter of transmittal directing BrightStar and its transfer agent to reissue in the name of the respective Managers certain shares of BrightStar Common Stock formerly held by BITI and representing such Managers' distributive shares of BITI assets in accordance with the Regulations of BITI in connection with the dissolution and liquidation of BITI, and (vi) the Company will deliver to the Escrow Agent any and all of its certificates representing BrightStar Common Stock to be surrendered for cancellation.

                 4.2.2    Closing of the Restricted Stock Exchange.   If the
conditions for the Restricted Stock Exchange provided in Section 2.1 above are satisfied, on the Closing Date, (i) each of the Managers shall deliver written instructions to the Escrow Agent on the Closing Date, effective as of the IPO Closing Date, directing BrightStar and its transfer agent to issue and deliver to such Manager a certificate representing number of shares of Restricted Common Stock equal to such Manager's pro rata portion of the total number of Exchangeable Shares held by all of the Managers in the aggregate, and directing BrightStar and its transfer agent to issue a new share certificate evidencing his remaining shares BrightStar Common Stock, and (ii) the Escrow Agent shall direct BrightStar and its transfer agent to issue and deliver to Escrow Agent for the benefit of the Managers the share certificates in accordance with such written instructions.

                 4.2.3 Assignments of Company Common Stock. It is agreed that no assignment, transfer or other disposition of record or beneficial ownership of any shares of Company Common Stock may be made on or after the date hereof other than as provided herein.

                 4.2.4 Payment In Full Satisfaction of All Rights. The delivery of the Exchange Consideration to the Shareholders with respect to shares of the Company Common Stock shall be deemed to be payment in full satisfaction of all rights pertaining to the outstanding shares.


                       5.  REPRESENTATIONS AND WARRANTIES
                              OF THE SHAREHOLDERS

         The Shareholders hereby represent and warrant to BrightStar as follow:

         5.1 Stock Ownership. Each Shareholder owns, beneficially and of record, with full power to vote, transfer and assign, the number of shares of Company Common Stock set forth opposite such Shareholder's name on Schedule 1.2, and such shares are so held by the Shareholder free and clear of all liens, encumbrances and adverse claims whatsoever.

         5.2 Shareholder Authority. Each Shareholder has full right, power, legal capacity and authority to (i) execute, deliver and perform this Agreement, and all other documents and instruments referred to herein or contemplated hereby to be executed, delivered and/or performed by the Shareholders (each a "Shareholder Related Document") and (ii) consummate the transactions contemplated herein and thereby. This Agreement has been duly executed and delivered by each of the Shareholders and constitutes, and each Shareholder Related Document, when duly executed and delivered by the Shareholders will constitute, legal, valid and binding obligations of each of the Shareholders enforceable against the Shareholder in accordance with their respective terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

         5.3 Consents. No approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by any of the Shareholders of this Agreement or any Shareholder Related Document other than filings related to the IPO. The execution, delivery and performance by any of the Shareholders of this Agreement and the Shareholder Related Documents do not violate any mortgage, indenture, contract, agreement, lease or commitment or other instrument of any kind to which any of the Shareholders is a party or by which any of the Shareholders or the Shareholders' assets or properties may be bound or affected or any law, rule or regulation applicable to any of the Shareholders or any court injunction, order or decree or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over any of the Shareholders.

         5.4 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or licensed as a foreign corporation authorized to do business in all other states in which any of its assets or properties may be situated or where the business of the Company is conducted except where the failure to obtain such qualification or license will not have a material adverse effect on the Company.

         5.5 Capitalization of the Company. The total authorized capital stock of the Company is 200,000 shares of Company Common Stock, $.001 par value, of which an aggregate of 141,958 shares are issued and outstanding and held of record and beneficially by the Shareholders, and of which 0 are held in the treasury of the Company. The outstanding shares of Company Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. Except for the outstanding shares of Company Common Stock owned beneficially and of record by the Shareholders, shares issuable pursuant to the MGCO Warrant and the BGCA Option, and shares issuable under the Acquisition Agreements, there are no outstanding shares of capital stock, convertible or exchangeable securities, subscriptions, calls, options, warrants, rights or other agreements or commitments of any character relating to the issuance or sale of any shares of capital stock of, or other equity ownership interest in, the Company.

         5.6 Company Authority. The Company has full right, power, legal capacity and authority to execute, deliver and perform this Agreement and all documents and instruments referred to in the Agreement or herein or contemplated hereby or thereby to be executed, delivered and/or performed by the Company (the "Company Related Documents") and to consummate the transactions contemplated hereby and thereby. All of the Company Related Documents, when duly executed and delivered by the Company, will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

         5.7 Consents. No approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by the Company of the Company Related Documents.


                       6.  REPRESENTATIONS AND WARRANTIES
                                 OF BRIGHTSTAR

         BrightStar hereby represents and warrants to the Shareholders as follows:

         6.1 Organization. BrightStar is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BrightStar is duly qualified or licensed as a foreign corporation authorized to do business in all states in which any of its assets or properties may be situated or where its business is conducted except where the failure to obtain such qualification or license would not have a material adverse effect on BrightStar.

         6.2 Capitalization of BrightStar. The total authorized capital stock of BrightStar is as set forth in BrightStar's private offering memorandum, dated November 14, 1997, together with a supplement thereto dated as of December 16, 1997 (the "Offering Memorandum") . The outstanding shares of BrightStar Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable.

         6.3 Authority. BrightStar has the requisite, power and authority to execute, deliver and perform this Agreement and all documents and instruments referred to herein or contemplated hereby (the "BrightStar Related Documents") and to consummate the transactions contemplated herein and thereby. This Agreement has been duly executed and delivered by BrightStar and constitutes, and all BrightStar Related Documents, when executed and delivered by BrightStar will constitute, legal, valid and binding obligations of BrightStar, enforceable in accordance with their respective terms and conditions except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

         6.4 Consents. No approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by BrightStar of this Agreement or BrightStar Related Documents or the consummation by BrightStar of the transactions contemplated hereby, except for the filing of BrightStar's registration statement with respect to the IPO (including all amendments thereto, the "Registration Statement") with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act and the SEC's declaration of effectiveness of such Registration Statement and the completion of all necessary filings required under, and the obtaining of all necessary consents and approvals required pursuant to, state securities or "blue sky" laws in connection with the IPO.

           7.  CERTAIN COVENANTS AND AGREEMENTS OF SHAREHOLDERS


         The Shareholders further jointly and severally agree with BrightStar that from the date hereof through the Closing Date:

         7.1 Conduct of Business. The Shareholders shall cause the Company to conduct its operations according to its ordinary and usual course of business to preserve substantially intact its business organization, keep available the services of its officers and employees, and maintain its present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with it.

         7.2 Cooperation. The Shareholders will cooperate fully with BrightStar, and will cause the Company to cooperate fully with BrightStar, as to arrangements for the consummation of the transactions contemplated hereby in an orderly fashion.

         7.3 Filings. The Shareholders will make, and cause the Company to make, all filings which are required to be made by them to lawfully consummate the transactions contemplated hereby.

         7.4 Agreements of Shareholders to be Effective Upon Closing. Effective upon Closing, and without further action on the part of any party or other person, the Shareholders covenant and agree that the Shareholders do hereby (i) release, acquit and forever discharge the Company from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Closing Date, including, without limitation, any claim for indemnity or contribution from the Company in connection with the obligations or liabilities of the Shareholders hereunder; (ii) waive all breaches, defaults or violations of any agreement applicable to the Company Common Stock and agree that any and all such agreements are terminated as of the Closing Date, and (iii) waive any and all preemptive or other rights to acquire any shares of capital stock of the Company and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.

           8.  CONDITIONS PRECEDENT; CLOSING DELIVERIES

         8.1 Conditions Precedent to the Obligations of BrightStar. The obligations of BrightStar to effect the Closing under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by BrightStar in writing to the extent permitted by applicable law.

                 8.1.1 Performance of Covenants. The Shareholders shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date.

                 8.1.2 Closing Deliveries. All documents required to be executed or delivered at Closing by the Shareholders pursuant to Sections 4.2.1 and 4.2.2 of this Agreement shall have been so executed and delivered.

         8.2 Conditions Precedent to the Obligations of the Shareholders and the Company. The obligations of the Shareholders to effect the Closing under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by the Shareholders in writing.

                 8.2.1 Performance of Covenants. BrightStar shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date.

                 8.2.2 Closing Deliveries. All documents required to be executed or delivered at Closing by BrightStar pursuant to Sections 4.2.1 and
4.2.2  of this Agreement shall have been so executed and delivered.

         8.3 Deliveries by the Shareholders at the Closing. In accordance with Section 4.2 above, at the Closing, simultaneously with the deliveries by BrightStar specified in Sections 4.2.1 and 4.2.2 below, and in addition to any deliveries required to be made by the Shareholders pursuant to any other transaction document at the Closing, the Shareholders shall deliver or cause to be delivered to the Escrow Agent the following:

                 8.3.1 Documents, Stock Certificates. The Shareholders shall execute and deliver, and shall cause the Company to execute and deliver, the documents, certificates, opinions, instruments and agreements required to be executed and delivered by the Company or its officers or directors or the Shareholders at the Closing as contemplated hereby or as may be reasonably requested by BrightStar and shall deliver or cause to be delivered the documents and evidence required under this Agreement. Stock certificates representing all of the outstanding Company Common Stock and properly executed and completed letters of transmittal shall be delivered by the Shareholders to the Escrow Agent.

         8.4 Conditions Precedent to the IPO Closing. The obligations of the parties to consummate the share exchange transaction under this Agreement on the IPO Closing Date are subject to the satisfaction of each of the following conditions (unless waived by each of the parties in writing):

                 8.4.1 IPO. BrightStar shall have completed the IPO on terms described in the Registration Statement, and the net proceeds thereof shall have been received by BrightStar.

         8.5 Delivery of the Closing Exchange Consideration. On the Closing Date, BrightStar shall deliver the Closing Exchange Consideration to the Escrow Agent. On the IPO Closing Date, provided the conditions precedent to the IPO Closing are then satisfied, the Escrow Agent shall release and deliver all the Exchange Consideration to the Shareholders, and the Escrow Agent shall release and deliver all other documents and certificates held in escrow to the appropriate parties.

                        9.  SURVIVAL, INDEMNIFICATIONS

         9.1 Survival. The representations and warranties set forth in this Agreement and the other documents, instruments and agreements contemplated hereby shall survive for a period of 12 months after the date hereof (the "Survival Period"). The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the Survival Period and no claim for indemnification may thereafter be made with respect to any breach of any representation or warranty, except to the extent that written notice of such breach shall have been given to the party against which such claim is asserted on or before the date of such expiration. The covenants and agreements of the parties herein and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated hereby shall survive for the maximum period permitted by law.

         9.2     Indemnification.

                 9.2.1 BrightStar Indemnified Parties. Subject to the provisions of Sections 9.1 and 9.3 hereof, the Shareholders shall indemnify, save and hold harmless BrightStar, the Company and any of their assignees (including lenders) and all of their respective officers, directors, employees, representatives, agents, advisors and consultants and all of their respective heirs, legal representatives, successors and assigns (collectively the "BrightStar Indemnified Parties") from and against any and all damages, liabilities, losses, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs, including reasonable attorneys' fees and court costs (collectively "Losses") arising from, out of or in any manner connected with or based on:

                 (i) any breach of any covenant of any Shareholders or the Company or the failure by any Shareholder or the Company to perform any obligation of any Shareholder or the Company contained herein or in any Company Related Document or Shareholder Related Document;

                 (ii) any inaccuracy in or breach of any representation or warranty of any Shareholder contained herein or in any Shareholder Related Document;

                 (iii) any inaccuracy in or breach of any representation or warranty of the Company contained herein or in any Company Related Document; and

                 (iv) indemnification payments made by the Company to the Company's present or former officers, directors, employees, agents, consultants, advisors or representatives in respect of actions taken or omitted to be taken prior to the Closing.

Notwithstanding the foregoing, the foregoing indemnities shall not apply to the extent that such Losses are reimbursed to BrightStar Indemnified Parties under provisions of any errors and omissions or professional liability insurance policy containing waiver of subrogation provisions applicable to claims relating to such Losses. The foregoing indemnities shall not limit or otherwise adversely affect the Shareholder Indemnified Parties' rights of indemnity for Losses under Section 9.2.3.

                 9.2.2 Minimum Losses. For purposes of this Section 9.2.2, Losses shall be calculated with respect to any inaccuracy or breach of any representation or warranty of any

Shareholder contained herein or in any Shareholder Related Document without giving effect to any clause which would permit such inaccuracy or breach up to an amount which would have an adverse effect on the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities of the Company in an amount of $5,000 or more. The Shareholders shall have no obligation under Section 9.2.1 until the aggregate amount of all such Losses equal or exceed $25,000, at which time the Shareholders shall be subject to the provisions of Section 9.2.1 with respect to all Losses of BrightStar Indemnified Parties, including the first $5,000 of Losses.

                 9.2.3 BrightStar Indemnity. Subject to the provisions of Sections 9.1 and 9.3, BrightStar shall indemnify, save and hold harmless the Shareholders and the Shareholders' legal representatives, successors and assigns (the "Shareholder Indemnified Parties") from and against all Losses arising from, out of or in any manner connected with or based on:

                 (i) any breach of any covenant of BrightStar or the failure by BrightStar to perform any of its obligations contained herein or in BrightStar Related Documents;

                 (ii) any inaccuracy in or breach of any representation or warranty of BrightStar contained herein or in BrightStar Related Documents; and

                 (iii) any act, omission, event, condition or circumstance occurring or existing at any time after (but not on or before) the Closing Date and involving or relating to the assets, properties, businesses or operations of the Company; provided, however, that this clause (iii) shall not apply to any Losses to the extent that such Losses result from the Shareholders' acts or omissions after the Closing Date as an officer, director and/or employee of BrightStar, the Surviving Corporation and/or any other affiliate of BrightStar.

The foregoing indemnities shall not limit or otherwise adversely affect BrightStar Indemnified Parties' rights of indemnity for Losses under Section 9.2.1.

         9.3 Limitations. The aggregate liability of the Shareholders under Section 9.2.1 shall not exceed the cash amount equal to the aggregate of the Exchange Consideration with BrightStar Common Stock being valued at the IPO Price for such purpose. The aggregate liability of BrightStar under Section
9.2.3 shall not exceed the cash amount equal to the aggregate of the Exchange Consideration with BrightStar Common Stock being valued at the IPO Price for such purpose.

         9.4     Procedures for Indemnification.

                 9.4.1 Notice. The party (the "Indemnified Party") that may be entitled to indemnity hereunder shall give prompt notice to the party obligated to give indemnity hereunder (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. Any failure on the part of any Indemnified Party to give the notice described in this Section 9.4.1 shall relieve the Indemnifying Party of its obligations under this Article 9 only to the extent that such Indemnifying Party has been prejudiced by the lack of timely and adequate notice (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the

Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within 10 days thereof) after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding.

                 9.4.2 Legal Defense. BrightStar shall have the obligation to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought hereunder, provided that
(i) the Shareholders shall at all times have the right, at their option, to participate fully therein, and (ii) if BrightStar does not proceed diligently to defend the third-party claim, suit, action or proceeding within 10 days after receipt of notice of such third-party claim, suit, action or proceeding, the Shareholders shall have the right, but not the obligation, to undertake the defense of any such third-party claim, suit, action or proceeding.

                 9.4.3 Settlement. The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party; provided, however, that if the Indemnified Party is a BrightStar Indemnified Party, such third-party suit, action, proceeding or investigation may be settled without the consent of the Indemnifying Party on 10 days' prior written notice to the Indemnifying Party if such third-party suit, action, proceeding or investigation is then unreasonably interfering with the business or operations of the Company and the settlement is commercially reasonable under the circumstances; and provided further, that if the Indemnifying Party gives 10 days' prior written notice to the Indemnified Party of a settlement offer which the Indemnifying Party desires to accept and to pay all Losses with respect thereto ("Settlement Notice") and the Indemnified Party fails or refuses to consent to such settlement within 10 days after delivery of the Settlement Notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section 9.4, the Indemnifying Party shall not be liable for Losses arising from such third-party suit, action, proceeding or investigation in excess of the amount proposed in such settlement offer. Notwithstanding the foregoing, no Indemnifying Party will consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party, if such judgment or settlement imposes any obligation or liability upon the Indemnified Party other than the execution, delivery or approval thereof and customary releases of claims with respect to the subject matter thereof.

                 9.4.4 Cooperation. The parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending party shall have reasonable access to the books and records, and personnel in the possession or control of the Indemnified Party that are pertinent to the defense. The Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

         9.5 Subrogation. Each Indemnifying Party hereby waives for itself and its affiliates any rights to subrogation against any Indemnified Party or its insurers for Losses arising from any third-party claims for which it is liable or against which it indemnifies any Indemnified Party and, if necessary, each Indemnifying Party shall obtain waivers of such subrogation from its insurers.

                                10.  TERMINATION

         10.1 Grounds for Termination. This Agreement may be terminated only as provided below.

                 10.1.1 Prior to Closing. The parties may terminate this Agreement at any time prior to the Closing only as provided below:

                          (i)     Mutual Consent. BrightStar and the
                 Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

                          (ii) Termination by BrightStar. BrightStar may terminate this Agreement by giving written notice thereof to the Shareholders at any time prior to the Closing in the event that the IPO Closing Date shall not have occurred on or before December 31, 1998 by reason of the failure of any condition precedent under Section 8.1 hereof (unless the failure results primarily from BrightStar itself breaching any representation, warranty, or covenant contained in this Agreement); and

                          (iii) Termination by the Shareholders . The Shareholders may terminate this Agreement by giving written notice thereof to BrightStar at any time prior to Closing by reason of the failure of any condition precedent under Section
                 8.2 hereof (unless the failure results primarily from the Shareholders breaching any representation, warranty, or covenant contained in this Agreement).

                 10.1.2 After the Closing Date. This agreement may be terminated after the Closing only as follows:

                          (i) Termination of Underwriting Agreement. Upon termination, prior to the successful completion of the IPO, of the agreement between BrightStar and certain investment banking firms (the "Underwriting Agreement") under which such firms agree to purchase shares of BrightStar Common Stock from BrightStar on a firm commitment basis for resale to the public initially at the IPO Price, BrightStar or the Shareholders may each terminate this Agreement by providing written notice to the other.

                          (ii) Automatic Termination. This Agreement shall terminate automatically and without action on the part of any party hereto if the IPO is not consummated within 10 business days after the Closing.

         10.2 Effect of Termination. If this Agreement is terminated as permitted under Section 10.1, such termination shall be without liability of any party to any other party, except that such termination shall be without prejudice to any and all remedies the parties may have against each other for breach of this Agreement.

                               11.  MISCELLANEOUS

         11.1 Notice. Any notice, delivery or communication required or permitted to be given under this Agreement shall be in writing, and shall be mailed, postage prepaid, or delivered, to the addresses given below, or sent by telecopy to the telecopy numbers set forth below, as follows:

         To the Shareholders:

                 c/o BIT Investors, LLC
                 12011 Surrey Lane
                 Houston, Texas 77024
                 Attn: President

         To BrightStar:

                 BrightStar Information Technology Group, Inc.
                 10375 Richmond Avenue, Suite 1620
                 Houston, Texas 77042
                 Attn: President

or other such address as shall be furnished in writing by any such party to the other party, and such notice shall be effective and be deemed to have been given as of the date actually received.

         To the extent any notice provision in any other agreement, instrument or document required to be executed or executed by the parties in connection with the transactions contemplated herein contains a notice provision which is different from the notice provision contained in this Section 11.1 with respect to matters arising under such other agreement, instrument or document, the notice provision in such other agreement, instrument or document shall control.

         11.2 Further Documents. The Shareholders shall, at any time and from time to time after the date hereof, upon request by BrightStar and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by the Shareholders hereunder.

         11.3 Assignability. The Shareholders shall not assign this Agreement in whole or in part without the prior written consent of BrightStar, except by the operation of law. BrightStar may assign its rights under this Agreement, the Company Related Documents and the Shareholder Related Documents without the consent of the Shareholders; provided, however, that no such assignment shall affect the Shareholders' right to receive the Exchange Consideration. After the Closing Date, the Company may assign its rights under this Agreement, the Company Related Documents and the Shareholder Related Documents without the consent of the Shareholders.

         11.4 Exhibits and Schedules. The Exhibits and Schedules (and any appendices thereto) referred to in this Agreement are and shall be incorporated herein and made a part hereof.

         11.5 Sections and Articles. Unless the context otherwise requires, all Sections, Articles, Schedules and Exhibits referred to herein are, respectively, sections and articles of, and schedules and exhibits to, this Agreement.

         11.6 Entire Agreement. This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. No waiver by any party with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.

         11.7 Headings. Headings as to the contents of particular articles and sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular articles or sections to which they refer.

         11.8 CONTROLLING LAW. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND ANY DISPUTE CONNECTED HEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THE APPLICABLE CORPORATE LAW MANDATORILY APPLIES WITH RESPECT THERETO.

         11.9 No Third Party Beneficiaries. Except as set forth in Article 9, no person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

         11.10 Amendments and Waivers. This Agreement may be amended by BrightStar and the Shareholders; provided that all amendments to this Agreement must be by an instrument in writing signed on behalf of BrightStar and the Shareholders. Any term or provision of this Agreement (other than the requirements for shareholder approvals) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

         11.11 No Employee Rights. Nothing herein expressed or implied shall confer upon any employee of the Company, any other employee or legal representatives or beneficiaries of any thereof any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, or shall cause the employment status of any employee to be other than terminable at will.

         11.12 Non-Recourse. No recourse for the payment of any amounts due hereunder or for any claim based on this Agreement or the transactions contemplated hereby or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of BrightStar in this Agreement shall be had against any incorporator, organizer, promoter, shareholder, officer, director, employee or representative as such (other than the Shareholders as set forth herein), past, present or future, of BrightStar or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Agreement.

         11.13 When Effective. This Agreement shall become effective only upon the execution and delivery of one or more counterparts of this Agreement by each of BrightStar and the Shareholders.

         11.14 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate and words of any gender shall include each other gender where appropriate.

         11.15 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable as if such invalid or unenforceable provisions had never comprised a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         11.16 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

         11.17 No Rule of Construction. All of the parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

         11.18 Expenses. Each of the parties shall bear all of their own expenses in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby.



                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first hereinabove written.

                                  BRIGHTSTAR:

                                  BRIGHTSTAR INFORMATION
                                  TECHNOLOGY GROUP, INC.

                                  By:  /s/ MARSHALL G. WEBB
                                     ------------------------------------------
                                           Marshall G. Webb, President

                                  BIT GROUP SERVICES, INC.

                                  By:  /s/ MARSHALL G. WEBB
                                     ------------------------------------------
                                           Marshall G. Webb, President

                                  SHAREHOLDERS:

                                  BIT INVESTORS, LLC

                                  By:  /s/ THOMAS A. HUDGINS
                                     ------------------------------------------
                                           Thomas A. Hudgins, Manager

                                  /s/ GEORGE M. SIEGEL
                                  ---------------------------------------------
                                  George M. Siegel

                                  /s/ MARSHALL G. WEBB
                                  ---------------------------------------------
                                  Marshall G. Webb

                                  /s/ THOMAS A. HUDGINS
                                  ---------------------------------------------
                                  Thomas A. Hudgins

                                  /s/ DANIEL M. COFALL
                                  ---------------------------------------------
                                  Daniel M. Cofall

                                  /s/ MARK D. DIGGS
                                  ---------------------------------------------
                                  Mark D. Diggs

                                  /s/ MICHAEL A. SOOLEY
                                  ---------------------------------------------
                                  Michael A. Sooley

                                  /s/ TARRANT HANCOCK
                                  ---------------------------------------------
                                  Tarrant Hancock

                                  SCHEDULE 1.2

                     COMMON STOCK OWNED BY THE SHAREHOLDERS



        Shareholder                             Number of Shares
        -----------                             ----------------
BIT Investors, LLC                                   100,000
George M. Siegel                                       5,190
Marshall G. Webb                                       8,469
Thomas A. Hudgins                                      7,259
Daniel M. Cofall                                       7,259
Mark D. Diggs                                          2,420
Michael A. Sooley                                      7,259
Tarrant Hancock                                        4,102





                                       19